EXHIBIT 11

CLECO CORPORATION
COMPUTATION OF NET INCOME PER COMMON SHARE

	For the years ended December 31,
	2001	2000	1999
BASIC	(Thousands, except share and per share amounts)
Net income from continuing operations	$ 72,273	$ 69,335	$ 58,070
Preferred dividend requirements, net	(1,876)	(1,870)	(2,010)

Net income applicable to common stock from continuing operations	70,397	67,465	56,060
Basic net income per common share from continuing operations	$ 1.56	$ 1.50	$ 1.25
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Loss from discontinued operation, net	(2,035)	(6,861)	(1,304)
Basic loss per common share from discontinued operation	$ (0.04)	$ (0.15)	$ (0.03)
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Extraordinary item, net	--	2,508	--
Basic net gain per common share	$ --	$ 0.06	$ --
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Total basic net income applicable to common stock	68,362	63,112	54,756
Total basic net income per common share	$ 1.52	$ 1.41	$ 1.22
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Weighted average number of shares of common stock outstanding during the year	45,000,955	44,947,718	45,002,648
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DILUTED
Net income applicable to common stock from continuing operations	$ 70,397	$ 67,465	$ 56,060
Adjustments to net income related to Employee Stock Ownership Plan (ESOP) under the "if-converted" method:
Add loss of deduction from net income for actual dividends paid on convertible preferred stock, net of tax	1,325	1,362	1,403
Deduct additional cash contribution required which is equal to dividends on preferred stock less dividends paid at the common dividend rate, net of tax	(37)	(2)	(36)
Add tax benefit associated with dividends paid on allocated common shares	526	470	356

Adjusted income applicable to common stock from continuing operations	72,211	69,295	57,783
Diluted net income per share from continuing operations	$ 1.51	$ 1.46	$ 1.21
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Loss from discontinued operation, net	(2,035)	(6,861)	(1,304)
Diluted net income per share from discontinued operation	$ 0.04	$ (0.15)	$ (0.03)
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Extraordinary item, net	--	2,508	--
Diluted net gain per share from extraordinary item	$ --	$ 0.05	$ --
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Total adjusted net income applicable to common stock	70,176	64,942	56,479
Total diluted net income per common stock	$ 1.47	$ 1.36	$ 1.18
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Weighted average number of shares of common stock outstanding during the year	45,000,955	44,947,718	45,002,648
Number of equivalent common shares attributable to ESOP	2,550,234	2,627,032	2,694,162
Common stock under stock option grants average shares	212,524	80,204	220

Diluted net income per common share	47,763,713	47,654,954	47,697,030
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